EXHIBIT 23.2




                          INDEPENDENT AUDITOR'S CONSENT



The Board of Directors
National Cabling Services, Inc.


We consent to the inclusion of our qualified report dated January 12, 2001 with respect to the balance sheets of National Cabling Services, Inc. as of December 31, 2000 and 1999, and the related statements of operations, stockholders' deficit and cash flows for the years then ended, which report appears in the Form SB-2 Registration Statement of Lite King Corp., and to the reference to our firm under the heading "Experts" in the prospectus. Our report is qualified for a scope restriction relating to the observation of inventory at December 31, 1999 and 1998.



/s/ Clifton Gunderson LLP


CLIFTON GUNDERSON LLP


Peoria, Illinois
April 8, 2002